Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated December 7, 2017 with respect to the consolidated financial statements of Media Recovery, Inc. dba SpotSee Holdings as of September 30, 2017 and 2016, and for the years ended September 30, 2017, 2016, and 2015, incorporated by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in such Registration Statement on Form S-8.

/s/ Whitley Penn LLP

Dallas, Texas
August 30, 2018